EXHIBIT 23.1

Independent Auditors’ Consent

The Shareholder

Highland Hospitality Corporation:

We consent to the use of our report dated September 4, 2003, with respect to the balance sheet of Highland Hospitality Corporation as of September 4, 2003, our report dated August 13, 2003 on the balance sheets of Portsmouth Hotel Associates, LLC as of December 31, 2002 and 2001 and the related statements of operations, members’ capital and cash flows for each of the years in the three-year period ended December 31, 2002, our report dated September 23, 2003 on the balance sheets of Plaza San Antonio Marriott Hotel as of December 31, 2002 and 2001 and the related statements of operations, net assets and cash flows for each of the years in the three-year period ended December 31, 2002, and our report dated September 23, 2003 on the statements of operations and cash flows for the year ended December 31, 2000 of CCMH Plaza San Antonio LLC, included herein and to the reference to our firm under the headings “Experts” and “Selected Financial Data” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

October 24, 2003